Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FOREST ROAD ACQUISITION CORP.,

BB MERGER SUB, LLC,

MFH MERGER SUB, LLC,

THE BEACHBODY COMPANY GROUP, LLC,

and

MYX FITNESS HOLDINGS, LLC

Dated as of February 9, 2021

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- ii -

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws

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Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of BB Certificate of Merger
Exhibit E	–	Form of Myx Certificate of Merger
Exhibit F	–	Form of Acquiror Certificate of Merger
Exhibit G	–	Form of Incentive Equity Plan
Exhibit H	–	Form of ESPP

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 9, 2021, by and among Forest Road Acquisition Corp., a Delaware corporation (“Acquiror”), BB Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“BB Merger Sub”), MFH Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“Myx Merger Sub”), The Beachbody Company Group, LLC, a Delaware limited liability company (“BB”), and Myx Fitness Holdings, LLC, a Delaware limited liability company (“Myx,” and together with BB, the “Company Parties”). Acquiror, BB, BB Merger Sub, Myx, and Myx Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, (i) Myx Merger Sub shall be merged with and into Myx (the “Myx Merger”), with Myx being the surviving entity in the Myx Merger and continuing (immediately following the Myx Merger) as a wholly-owned (directly or indirectly) Subsidiary of Acquiror, (ii) BB Merger Sub shall be merged with and into BB (the “BB Merger”), with BB being the surviving entity in the BB Merger and continuing (immediately following the BB Merger) as a wholly-owned Subsidiary of Acquiror (the “Surviving BB Entity”), and (iii) immediately following the BB Merger, the Surviving BB Entity shall be merged with and into Acquiror and shall cease to exist, and Acquiror shall continue as the Surviving Acquiror Entity (the “Acquiror Merger,” and together with the Myx Merger and the BB Merger, the “Mergers”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that (i) the BB Merger and the Acquiror Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which Acquiror and BB are parties under Section 368(b) of the Code, and (ii) the Myx Merger, taken together with the BB Merger, the Acquiror Merger and the PIPE Investment, will constitute a transaction that qualifies as an exchange under Section 351 of the Code and the Treasury Regulations thereunder (clauses (i) and (ii), the “Intended Income Tax Treatment”);

WHEREAS, the board of managers of BB has (i) determined that the Mergers and the other Transactions are in the best interests of BB and the members of BB, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of managers of Myx has (i) determined that the Mergers and the other Transactions are in the best interests of Myx and the members of Myx, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, Acquiror, in its capacity as the sole member of BB Merger Sub and sole member of Myx Merger Sub, has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (i) determined that the Mergers and the other Transactions are in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the Acquiror Stockholder Matters (the “Acquiror Board Recommendation”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements (each, a “Subscription Agreement”), such private placement to be consummated immediately prior to the consummation of the Mergers;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror and BB have entered into the Sponsor Agreement (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, BB and certain BB Pre-Closing Holders have entered into the Beachbody Support Agreement (the “BB Support Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, BB, Myx and Myx Brands Holdings, LLC, a Delaware limited liability company (“Myx Representative”), have entered into the Myx Support Agreement (the “Myx Support Agreement”), dated as of the date hereof;

WHEREAS, at the Effective Time, Acquiror shall (i) subject to obtaining the approval from the Acquiror’s stockholders to the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (with such changes as may be agreed in writing by the Acquiror and BB, the “Acquiror Charter”), and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (with such changes as may be agreed in writing by the Acquiror and BB, the “Acquiror Bylaws”); and

WHEREAS, at the Closing, Surviving Acquiror Entity and the other parties thereto shall enter into the amended and restated registration rights agreement (with such changes as may be agreed in writing by the Acquiror, BB and Myx, the “Registration Rights Agreement”) substantially in the form of Exhibit C attached hereto.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Certificate of Merger” has the meaning specified in Section 2.02(c).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class X Common Stock” means the class X common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Statement” has the meaning specified in Section 3.06(a).

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts (x) that was not known or reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date hereof and prior to the receipt of the Acquiror Stockholder Approval and (y) that does not relate to an Alternate Business Combination Proposal; provided, however, that (a) any change in the price or trading volume of Acquiror Common Stock and (b) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iv), (v), and (vi) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall in the case of clause (x) of this definition be excluded for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b)(ii).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b)(ii).

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impact the ability of the Acquiror Parties and Sponsor to consummate the Transactions. Notwithstanding the foregoing, the amount of the Acquiror Stockholder Redemptions or the failure to obtain the Acquiror Stockholder Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Merger” has the meaning specified in the Recitals hereto.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means, collectively, Acquiror, BB Merger Sub and Myx Merger Sub.

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Stockholder Approval” means the vote of the stockholders of Acquiror set forth in the Proxy Statement / Prospectus to the extent required to approve the Acquiror Stockholder Matters.

“Acquiror Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Transactions as may be required under NYSE listing requirements (the “NYSE Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the Acquiror Charter attached as Exhibit A (the “Charter Proposal”) and to Acquiror’s bylaws as contemplated by the Acquiror Bylaws attached as Exhibit B hereto (as may be subsequently amended by mutual written agreement of the Acquiror and BB at any time before the effectiveness of the Registration Statement) (the “Bylaws Proposal,” and together with the Charter Proposal, the “Governing Document Proposals”), (d) the adoption and approval of the Incentive Equity Plan and ESPP (the “Equity Incentive Plan Proposal”), (e) the election of the members of the Acquiror Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (f) approval of the change of Acquiror’s name to The Beachbody Company, Inc., (g) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement / Prospectus or in correspondence related thereto; (h) the adoption and approval of each other proposal reasonably agreed to by Acquiror and BB (after good faith consultation with Myx) as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (i) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Stockholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror (inclusive of any deferred underwriting fees but excluding the costs of the PIPE Investment (other than any placement agent fees paid to Cantor Fitzgerald & Co.)) incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, as determined pursuant to Section 3.06(a).

“Acquiror Warrant” means a warrant entitling the holder to purchase shares of Acquiror Class A Common Stock.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 5.08(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Financial Statements” has the meaning specified in Section 4.08(b).

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (b) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“BB” has the meaning specified in the Preamble hereto.

“BB Adjustment Amount” means the amount set forth on Schedule 1.01(b).

“BB Audited Financial Statements” has the meaning specified in Section 4.08(a).

“BB Certificate of Merger” has the meaning specified in Section 2.02(a).

“BB Closing Statement” has the meaning specified in Section 3.06(b).

“BB Closing Unit Consideration” means with respect to any (a) BB Common Unit held by the BB Pre-Closing Holders identified on Schedule 1.04, a number of shares of Acquiror Class X Common Stock equal to the BB Exchange Ratio, and (b) BB Common Unit held by any BB Pre-Closing Holder other than those described in the foregoing clause (a), a number of shares of Acquiror Class A Common Stock equal to the BB Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each BB Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

“BB Closing Unit Consideration Value” means (a) the BB Equity Value divided by (b) the BB Fully Diluted Number of Units.

“BB Common Units” means the common units of BB with the rights, preferences and privileges set forth in the BB Operating Agreement.

“BB Confidentiality Agreement” has the meaning specified in Section 11.09.

“BB Effective Time” has the meaning specified in Section 2.02(a).

“BB Equity Value” means the result of (a) $2,711,500,000 plus (b) the BB Adjustment Amount (which may be a positive or a negative number), plus (c) the Myx Instrument Value.

“BB Exchange Ratio” means the quotient of (a) the BB Closing Unit Consideration Value divided by (b) $10.

“BB Financial Statements” has the meaning specified in Section 4.08(a).

“BB Fully Diluted Number of Units” means the sum of (a) the total number of BB Common Units issued and outstanding immediately prior to the BB Effective Time, plus (b) the total number of BB Common Units issued or issuable upon the settlement of all BB Options and BB Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the BB Effective Time, minus (c) a number of BB Common Units equal to (i) the aggregate exercise price of the BB Options described in the foregoing clause (b) above divided by (ii) the BB Closing Unit Consideration.

“BB Interim Financial Statements” has the meaning specified in Section 4.08(a).

“BB Material Contracts” has the meaning specified in Section 4.12(a).

“BB Merger” has the meaning specified in the Recitals hereto.

“BB Merger Sub” has the meaning specified in the Preamble hereto.

“BB Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“BB Operating Agreement” means the Amended and Restated Operating Agreement of BB, dated as of September 18, 2020, as amended from time to time.

“BB Option” means each option to purchase BB Common Units pursuant to The Beachbody Company Group, LLC 2020 Equity Compensation Plan, as amended from time to time.

“BB Pre-Closing Holder” means each Person who holds BB Common Units immediately prior to the BB Effective Time.

“BB Series A Election Notice” means the written notice dated as of the date hereof and delivered to BB in accordance with Section 5.8(a) of the BB Operating Agreement, pursuant to which holders of the BB Series A Preferred Units elected to convert all of the BB Series A Preferred Units held by such holders into BB Common Units effective as of (and contingent upon) the Closing and waived certain rights with regard to a Deemed Liquidation Event (as defined in the BB Operating Agreement) under Section 4.12(d) of the BB Operating Agreement.

“BB Series A Preferred Units” means those units of BB designated as “Series A Preferred Units” in the BB Operating Agreement, with the rights, preferences and privileges set forth therein.

“BB Support Agreement” has the meaning specified in the Recitals hereto.

“BB Transaction Expenses” means all fees, costs and expenses of BB and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of BB and its Subsidiaries (including, for the avoidance of doubt, any fees, costs and expenses related to the PIPE Investment except as otherwise expressly set forth in the definition of Acquiror Transaction Expenses) and all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of BB in cash by any member of the Company Group in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), as determined pursuant to Section 3.06(b).

“BB Warrant” means each of (a) Warrant to Purchase Common Units, dated as of September 18, 2020, by and between BB and Schwarzenegger Blind Trust, and (b) Warrant to Purchase Common Units, dated as of September 18, 2020, by and between BB and Akron Supplement, LLC.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Change in Recommendation” has the meaning specified in Section 8.02(b)(ii).

“Closing” has the meaning specified in Section 3.07.

“Closing Date” has the meaning specified in Section 3.07.

“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Myx Transaction Expenses” has the meaning specified in Section 3.06(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“COBRA” has the meaning specified in Section 4.14(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means each of (a) BB and its direct and indirect Subsidiaries, and (b) Myx and its direct and indirect Subsidiaries.

“Company Group Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company Group, taken as a whole, or (b) prevent or materially delay or materially impact the ability of the Company Parties to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.04), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company

Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company Group, to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any matter set forth on the Schedules, or (viii) any action taken by, or at the request of, the Acquiror Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Party Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Party Employees” means, with respect to a Company Party, each employee of such Company Party or its respective Subsidiaries.

“Company Party Impairment Effect” means any change, event, circumstance, occurrence, effect, development or statement of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of either Company Party to consummate the Transactions.

“Company Party Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Party Service Provider” means, with respect to a Company Party, each Company Party Employee, officer, director, or other service provider of such Company Party or its respective Subsidiaries.

“Company Subsidiaries” has the meaning specified in Section 4.02.

“Confidentiality Agreements” has the meaning specified in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Continuing Employee” has the meaning set forth in Section 7.11(a).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Personal Information or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company Group: (a) all applicable Laws governing the data privacy, security or Processing of Personal Information, (b) binding industry standards applicable to the Company Group, including PCI-DSS, and (c) any obligations on any member of the Company Group under any Contracts.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.02(c).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” has the meaning specified in Section 4.14(g).

“ESPP” has the meaning specified in Section 7.06.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Myx Intellectual Property” means the Intellectual Property set forth on Schedule 1.01(c).

“Financial Statements” has the meaning specified in Section 4.08(b).

“Flow-Thru Income Tax Returns” means income Tax Returns of Myx or its Subsidiaries for which the items of income, deduction, credit, gain or loss of Myx or its applicable Subsidiary are passed through and reported on the income Tax returns of the Myx Pre-Closing Holders under applicable Law.

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.03(a) (in the case of Acquiror), Schedule 1.03(b) (in the case of BB) or Schedule 1.03(c) (in the case of Myx) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company Parties, Article IV, or, in the case of Acquiror, Article V, in each case, as qualified by the Schedules to this Agreement, were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.06.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights, in any jurisdiction in the world, including: (a) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any other indicia of source or origin together with all goodwill associated with each of the foregoing, (c) copyrights and copyrightable works and works of authorship, (d) intellectual property rights in Software (including object code and source code), (e) intellectual property rights in data, database, and collections of data, (f) intellectual property rights in usernames, keywords, tags, and other social media identifiers and accounts for all third-party social media sites, (g) Trade Secrets and know-how, (h) rights of publicity and commercial rights to a personal name, and (i) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses.

“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 4.08(b).

“Interim Period” has the meaning specified in Section 6.01.

“IPO” has the meaning specified in Section 6.03.

“IPO Prospectus” has the meaning specified in Section 5.06.

“IRS” has the meaning specified in Section 4.06(b).

“IT Systems” means Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, in each case, that are owned, leased, licensed by, or otherwise relied on by either Company Party or any of its Subsidiaries.

“JOBS Act” has the meaning specified in Section 8.07.

“JPM Credit Facility” means the Credit Agreement, dated as of August 4, 2020, by and among Myx Fitness, LLC and JPMorgan Chase Bank, N.A., as amended from time to time.

“Key Employee” means any Company Party Employee (a) whose most recent annual base compensation amount was in excess of $400,000 or (b) that holds an Executive Vice President title or higher.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by either Company Party or its Subsidiaries.

“Leases” has the meaning specified in Section 4.20(a).

“Licensed Intellectual Property” has the meaning specified in Section 4.21(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Losses” means all losses, damages, judgments, awards, Taxes, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided, that “Losses” include any punitive damages solely to the extent payable to a third party in connection with a third-party claim.

“Mergers” have the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.08(b).

“Multiemployer Plan” has the meaning specified in Section 4.14(g).

“Myx” has the meaning specified in the Preamble hereto.

“Myx Audited Financial Statements” has the meaning specified in Section 4.08(b).

“Myx Available Cash Consideration” means $37,700,000 minus the Myx Payoff Amount.

“Myx Cash Consideration Statement” has the meaning specified in Section 3.02(a).

“Myx Cash Electing Unit” has the meaning specified in Section 3.02(a).

“Myx Cash Recipient” has the meaning specified in Section 3.02(a).

“Myx Certificate of Merger” has the meaning specified in Section 2.02(b).

“Myx Class A Units” means the Class A Units of Myx with the rights, preferences and privileges set forth in the Myx Operating Agreement.

“Myx Class B Units” means the Class B Units of Myx with the rights, preferences and privileges set forth in the Myx Operating Agreement.

“Myx Class C Units” means the Class C Units of Myx with the rights, preferences and privileges set forth in the Myx Operating Agreement.

“Myx Closing Cash Consideration” has the meaning specified in Section 3.02(a).

“Myx Closing Statement” has the meaning specified in Section 3.06(c).

“Myx Closing Unit Consideration” means with respect to any Myx Common Unit held by the Myx Pre-Closing Holders, a number of shares of Acquiror Class A Common Stock equal to the Myx Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each Myx Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

“Myx Closing Unit Consideration Value” means (a) the Myx Equity Value divided by (b) the Myx Fully Diluted Number of Units.

“Myx Common Units” means each of the Myx Class A Units, the Myx Class B Units and the Myx Class C Units.

“Myx Confidentiality Agreement” has the meaning specified in Section 11.09.

“Myx Effective Time” has the meaning specified in Section 2.02(b).

“Myx Equity Plan” has the meaning specified in Section 3.02(b)(i).

“Myx Equity Value” means the result of $188,500,000 minus the Myx Payoff Amount.

“Myx Exchange Ratio” means the quotient of (a) the Myx Closing Unit Consideration Value divided by (b) $10.

“Myx Financial Statements” has the meaning specified in Section 4.08(b).

“Myx Fully Diluted Number of Units” means the sum of (a) the total number of Myx Class A Units issued and outstanding immediately prior to the Myx Effective Time, plus (b) the total number of Myx Class C Units issued or issuable upon the settlement of all Myx Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the Myx Effective Time, minus (c) a number of Myx Class C Units equal to the aggregate exercise price of the Myx Warrants described in the foregoing clause (b) divided by the Myx Closing Unit Consideration, plus (d) the total number of Myx Class B Units issued and outstanding immediately prior to the Myx Effective Time, plus (e) the number of Myx Instrument Converted Units.

“Myx Instrument” means the Instrument, dated as of December 7, 2020, by and between Myx and Beachbody, LLC, a Delaware limited liability company (and any other funding instrument entered into by the parties thereto between the Effective Time and Closing in compliance with Section 6.01).

“Myx Instrument Converted Units” means the number of Preferred Equity Units (as defined in the Myx Instrument) calculated in accordance with Schedule 1.01(d).

“Myx Instrument Value” means the amount set forth on Schedule 1.01(e).

“Myx Interim Financial Statements” has the meaning specified in Section 4.08(b).

“Myx Material Contracts” has the meaning specified in Section 4.13(a).

“Myx Merger” has the meaning specified in the Recitals hereto.

“Myx Merger Sub” has the meaning specified in the Preamble hereto.

“Myx Most Recent Balance Sheet” has the meaning specified in Section 4.08(b).

“Myx Operating Agreement” means the Operating Agreement of Myx, dated as of November 6, 2020, as amended from time to time.

“Myx Payoff Amount” has the meaning specified in Section 3.05(a).

“Myx Pre-Closing Holder” means each Person who holds one or more Myx Common Units immediately prior to the Myx Effective Time.

“Myx Preferred Amount” means the amount set forth on Schedule 1.01(f).

“Myx Representative” has the meaning specified in the recitals hereto.

“Myx Representative Expense Fund” means $100,000.

“Myx Support Agreement” has the meaning specified in the Recitals hereto.

“Myx Tax Claim Notice” has the meaning specified in Section 8.04(d)(iv).

“Myx Tax Proceeding” has the meaning specified in Section 8.04(d)(iv).

“Myx Transaction Expenses” means all fees, costs and expenses of Myx and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Myx and its Subsidiaries, and all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of Myx in cash by any member of the Company Group in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), as determined pursuant to Section 3.06(c).

“Myx Warrants” means the Warrant To Purchase Class C Units of Myx, dated as of February 2, 2021, by Myx in favor of Core Health and Fitness, LLC, a California limited liability company.

“New Plan” has the meaning set forth in Section 7.11(b).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning specified in Section 4.21(e).

“Organizational Documents” has the meaning specified in Section 4.01.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any member of the Company Group (other than the Excluded Myx Intellectual Property).

“Palm MultiFund Note” means the Senior Secured Promissory Note and Security Agreement, dated as of January 1, 2020, by and between Myx Fitness, LLC, a Delaware limited liability company, and PALM MULTIFUNDS, LLC, a Delaware limited liability company.

“Palm Qoz1 Note” means the Senior Secured Promissory Note and Security Agreement, dated as of July 31, 2020, by and between Myx Fitness, LLC, a Delaware limited liability company, and PALM QOZ1 TIER1, LLC, LLC, a Delaware limited liability company.

“Palm Reimbursement Agreement” means the Reimbursement Agreement, dated as of August 4, 2020, by and between PALM MULTIFUNDS, LLC, a Delaware limited liability company, and Myx Fitness, LLC, a Delaware limited liability company.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (h) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company Group, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Data Security Requirements.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 5.13.

“PIPE Investors” has the meaning specified in Section 5.13.

“Pre-Closing Holders” means, collectively, the BB Pre-Closing Holders and the Myx Pre-Closing Holders.

“Pre-Closing Tax Period” has the meaning specified in Section 8.04(d)(ii).

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.02(a)(i).

“Proxy Statement / Prospectus” has the meaning specified in Section 8.02(a)(i).

“Public Stockholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a)(i).

“Released Claims” has the meaning specified in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required BB Member Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of the holders of a Majority-in-Interest (as such term is defined in the BB Operating Agreement) of the BB Series A Preferred Units in accordance with the BB Operating Agreement and applicable Law.

“Required Myx Member Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of the Myx Representative in accordance with the Myx Operating Agreement and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Governing Document Proposals and the Director Election Proposal.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Schedules” means the disclosure schedules of the Company Parties or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Sponsor” means Forest Road Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Acquiror Entity” means the surviving entity following the consummation of the Acquiror Merger.

“Surviving BB Entity” has the meaning specified in the Recitals hereto.

“Surviving Entities” means, collectively, the Surviving Acquiror Entity and the Surviving Myx Entity.

“Surviving Myx Entity” means the surviving entity following the consummation of the Myx Merger.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (b) any liability for, or in respect of, any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) of this definition as a transferee or successor.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Trade Controls” has the meaning specified in Section 4.27(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights.

“Trainer” means each trainer listed on Schedule 1.01(g).

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the BB Support Agreement, the Myx Support Agreement, the Subscription Agreements, the Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(c).

“Transactions” means the transaction contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.04(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06.

“Trust Agreement” has the meaning specified in Section 5.06.

“Trustee” has the meaning specified in Section 5.06.

“Updated Acquiror Closing Statement” has the meaning specified in Section 3.06(a).

“Updated BB Closing Statement” has the meaning specified in Section 3.06(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein with respect to a Company Party or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of such Company Party’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on February 9, 2021 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Intralinks under the title “Project Core” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

(j) Unless the context of this Agreement otherwise requires, references to (A) a Company Party shall be deemed to refer to each of BB and Myx, as applicable, (B) the Company Group shall be deemed to refer to each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries, as applicable, and (C) Company Subsidiaries shall be deemed to refer to Subsidiaries of BB or of Myx, as applicable.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.03(a), (b) with respect to BB, the individuals listed on Schedule 1.03(b), and (c) with respect to Myx, the individuals listed on Schedule 1.03(c).

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding BB Common Units, Myx Class A Units, Myx Class B Units, Myx Class C Units or shares of Acquiror Common Stock shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of BB Common Units, Myx Class A Units, Myx Class B Units, Myx Class C Units or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of BB Common Units, Myx Class A Units, Myx Class B Units, Myx Class C Units or shares of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Acquiror Party or Company Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to (a) the Subscription Agreements or (b) the conversion of Acquiror Class B Common Stock into Acquiror Class A Common Stock.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA:

(i) BB Merger Sub shall consummate the BB Merger, pursuant to which BB Merger Sub shall be merged with and into BB, following which the separate existence of BB Merger Sub shall cease and BB shall continue as the Surviving BB Entity after the BB Merger and as a direct, wholly-owned Subsidiary of Acquiror;

(ii) Myx Merger Sub shall consummate the Myx Merger, pursuant to which Myx Merger Sub shall be merged with and into Myx, following which the separate existence of Myx Merger Sub shall cease and Myx shall continue as the Surviving Myx Entity after the Myx Merger and as a direct, wholly-owned Subsidiary of Acquiror; and

(iii) Immediately following the consummation of the BB Merger, the Surviving BB Entity shall consummate the Acquiror Merger, pursuant to which the Surviving BB Entity shall be merged with and into Acquiror, following which the separate existence of the Surviving BB Entity shall cease and Acquiror shall continue as the Surviving Acquiror Entity after the Acquiror Merger.

Section 2.02 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date:

(a) BB and BB Merger Sub shall cause the BB Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit D attached hereto (the “BB Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA, the time of such filing, or such later time as may be agreed in writing by BB and Acquiror and specified in the BB Certificate of Merger, will be the effective time of and constitute the consummation of the BB Merger (the “BB Effective Time”).

(b) Immediately following the filing of the BB Certificate of Merger, Myx and Myx Merger Sub shall cause the Myx Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit E attached hereto (the “Myx Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA, the time of such filing, or such later time as may be agreed in writing by Myx and Acquiror and specified in the Myx Certificate of Merger, will be the effective time of and constitute the consummation of the Myx Merger (the “Myx Effective Time”).

(c) Immediately following the latter to occur of the Myx Effective Time and the BB Effective Time, Acquiror and BB shall cause the Acquiror Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit F attached hereto (the “Acquiror Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA, the time of such filing, or such later time as may be agreed in writing by BB and Acquiror and specified in the Acquiror Certificate of Merger, will be the effective time of and constitute the consummation of the Acquiror Merger (the “Effective Time”).

Section 2.03 Effect of the Mergers.

(a) The effect of the BB Merger shall be as provided in this Agreement, the BB Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the BB Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of BB Merger Sub and BB shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving BB Entity.

(b) The effect of the Myx Merger shall be as provided in this Agreement, the Myx Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Myx Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Myx Merger Sub and Myx shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Myx Entity.

(c) The effect of the Acquiror Merger shall be as provided in this Agreement, the Acquiror Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving BB Entity and Acquiror shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Acquiror Entity.

Section 2.04 Governing Documents.

(a) At the BB Effective Time, the certificate of formation and limited liability company agreement of BB shall be amended and restated to be in the forms of certificate of formation and limited liability company agreement to be mutually agreed by Acquiror and BB prior to the Closing Date, which shall be the certificate of formation and limited liability company agreement of the Surviving BB Entity from and after the BB Effective Time until the Effective Time.

(b) At the Myx Effective Time, the certificate of formation and limited liability company agreement of Myx shall be amended and restated to be in the form of the certificate of formation and limited liability company agreement of Myx Merger Sub, which shall be the certificate of formation and limited liability company agreement of the Surviving Myx Entity from and after the Myx Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Myx Entity shall be “Myx Fitness Holdings, LLC”.

(c) At the Effective Time, the certificate of incorporation and bylaws of Acquiror shall be amended and restated to be substantially in the forms of the Acquiror Charter and the Acquiror Bylaws attached hereto as Exhibit A and Exhibit B, which shall be the certificate of incorporation and the bylaws of the Surviving Acquiror Entity from and after the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law. The name of the Surviving Acquiror Entity immediately after the Effective Time shall be “The Beachbody Company, Inc.”.

Section 2.05 Directors and Officers of the Surviving BB Entity and the Surviving Myx Entity.

(a) Immediately after the BB Effective Time, the board of managers and officers of the Surviving BB Entity shall be the board of managers and officers as set forth in the amended and restated limited liability company agreement of the Surviving BB Entity.

(b) Immediately after the Myx Effective Time, the board of managers and officers of the Surviving Myx Entity shall be the board of managers and officers as set forth in the amended and restated limited liability company agreement of the Surviving Myx Entity.

Section 2.06 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving BB Entity following the BB Merger, the Surviving Myx Entity following the Myx Merger and the Surviving Acquiror Entity following the Acquiror Merger (as applicable) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of BB, BB Merger Sub, Myx, Myx Merger Sub, the Surviving BB Entity (as applicable), the applicable managers, officers and members of BB, BB Merger Sub, Myx, Myx Merger Sub, the Surviving BB Entity and Acquiror (or their designees) are fully authorized in the name of their respective companies to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

MERGER CONSIDERATION; CLOSING

Section 3.01 Effect of BB Merger. On the terms and subject to the conditions set forth herein, at the BB Effective Time, by virtue of the BB Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) BB Common Units. Each BB Common Unit issued and outstanding immediately prior to the BB Effective Time will be automatically cancelled and extinguished and converted into the right to receive the BB Closing Unit Consideration.

(b) BB Series A Preferred Units. Pursuant to the BB Series A Election Notice, effective immediately prior to the BB Merger, each BB Series A Preferred Unit shall convert into one BB Common Unit with no further required action on the part of such any holder of BB Series A Preferred Units or BB.

(c) BB Warrants. Each BB Warrant issued, outstanding and unexercised immediately prior to the BB Effective Time shall be assumed and converted into an Acquiror Warrant. Each such Acquiror Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying BB Warrant immediately prior to the BB Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions). Each such Acquiror Warrant as so assumed and converted shall be a warrant to purchase (i) that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of BB Common Units subject to such BB Warrant immediately prior to the BB Effective Time and (B) the BB Exchange Ratio, (ii) at an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per BB Common Unit applicable to such BB Warrant immediately prior to the BB Effective Time by (y) the BB Exchange Ratio.

(d) BB Options. Each BB Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the BB Effective Time shall be assumed and converted into an option to purchase shares of Acquiror Class A Common Stock (each, an “Acquiror Option”). Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying BB Option immediately prior to the BB Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions). Each such Acquiror Option as so assumed and converted shall be an option to acquire (i) that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of BB Common Units subject to such BB Option immediately prior to the BB Effective Time and (B) the BB Exchange Ratio, (ii) at an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per BB Common Unit applicable to such BB Option immediately prior to the BB Effective Time by (y) the BB Exchange Ratio. Notwithstanding anything in this Section 3.01(d) to the contrary, the exercise price and the number of shares of Acquiror Class A Common Stock subject to the Acquiror Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(e) Surviving BB Entity Equity Securities. The limited liability company interests of BB Merger Sub outstanding immediately prior to the BB Effective Time shall be converted into and become the limited liability company interests of the Surviving BB Entity, which shall constitute 100% of the outstanding Equity Securities of the Surviving BB Entity. From and after the BB Effective Time, the limited liability company interests of BB Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Effect of Myx Merger. On the terms and subject to the conditions set forth herein, at the Myx Effective Time, by virtue of the Myx Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Myx Common Units. Subject to Section 3.02(b) each Myx Common Unit issued and outstanding immediately prior to the Myx Effective Time other than the Myx Instrument Converted Units will be automatically cancelled and extinguished and converted into the right to receive the Myx Closing Unit Consideration; provided, however, Myx shall deliver a written statement (the “Myx Cash Consideration Statement”) to Acquiror and BB at least ten (10) Business Days before the Closing Date setting forth the Myx Pre-Closing Holders (each, a “Myx Cash Recipient”) that will be entitled to receive an amount in cash, without interest, equal to the Myx Closing Unit Consideration Value for each Myx Common Unit set forth on the Myx Cash Consideration Statement (each, a “Myx Cash Electing Unit”) for such Myx Cash Recipient (such cash amount to be received by each Myx Cash Recipient, the “Myx Closing Cash Consideration”) in lieu of receiving the Myx Closing Unit Consideration; provided, further, that the aggregate amount of Myx Closing Cash Consideration to be received by the Myx Cash Recipients shall in no event exceed the Myx Available Cash Consideration.

(b) Myx Class B Units Escrow.

(i) In accordance with the terms of the Myx Fitness Holdings, LLC 2020 Profits Interest Plan (the “Myx Equity Plan”), with respect to each Myx Class B Unit, 25% of the Myx Closing Unit Consideration and the Myx Closing Cash Consideration (each such portion, the “Myx Class B Escrowed Consideration”) that such Myx Class B Unit is entitled to receive in accordance with Section 3.02(a) shall be delivered to the Myx Representative and shall be held in escrow by the Myx Representative until such Myx Class B Escrowed Consideration is released or forfeited in accordance with the terms of the Myx Equity Plan; provided, that, for the avoidance of doubt, any shares of Acquiror Class A Common Stock held in escrow by the Myx Representative as part of the Myx Class B Escrowed Consideration shall be issued in the name of the Myx Pre-Closing Holder entitled to receive such shares pursuant to Section 3.02(a).

(ii) In the event that any Myx Class B Escrowed Consideration is forfeited by a Myx Pre-Closing Holder in accordance with the terms of the Myx Equity Plan, such Myx Class B Escrowed Consideration shall be distributed by the Myx Representative to the remaining Myx Pre-Closing Holders on a pro rata basis (calculated as the quotient of (A) the Myx Common Units held by each such remaining Myx Pre-Closing Holder divided by (B) the Myx Fully Diluted Number of Units (as reduced by the number of Myx Class B Units held by the forfeiting Myx Pre-Closing Holder)).

(c) Myx Warrants. Each Myx Warrant issued, outstanding and unexercised immediately prior to the Myx Effective Time shall be automatically terminated at the Myx Effective Time with no further required action on the part of such any holder of such Myx Warrant.

(d) Surviving Myx Entity Equity Securities. The limited liability company interests of Myx Merger Sub outstanding immediately prior to the Myx Effective Time shall be converted into and become the limited liability company interests of the Surviving Myx Entity, which together with the Myx Common Units that would be issued in connection with the conversion of the Myx Instrument shall constitute 100% of the outstanding equity of the Surviving Myx Entity. From and after the Myx Effective Time, the limited liability company interests of Myx Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.03 Effect of Acquiror Merger. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Acquiror Merger and without any further action on the part of any Party or any other Person, the limited liability company interests of the Surviving BB Entity outstanding immediately prior to the BB Effective Time shall be cancelled and extinguished and no consideration shall be paid therefor.

Section 3.04 [Reserved].

Section 3.05 Myx Payoff Amount.

(a) At the Closing, immediately prior to the Myx Effective Time, the Acquiror shall cause the Trustee to release from the Trust Account an aggregate amount equal to the sum of (i) an amount of funds sufficient to pay off and discharge in full all of Myx’s obligations under the Myx Debt Payoff Letters, plus (ii) the Myx Preferred Amount, plus (iii) the Myx Representative Expense Fund, plus (iv) the Myx Transaction Expenses (such aggregate amount pursuant to clauses (i) – (iv), the “Myx Payoff Amount”), and shall pay, by wire transfer of immediately available funds, the Myx Payoff Amount out of such released funds pursuant to wire instructions provided to it by the Myx Representative for the applicable owed parties under the Myx Debt Payoff Letters or the Myx Operating Agreement, as applicable, at least two Business Days prior to Closing.

(b) The Myx Representative Expense Fund shall be held by the Myx Representative as agent and for the benefit of the Myx Pre-Closing Holders in a segregated account and shall be used for the purposes of paying directly, or reimbursing the Myx Representative for, any third-party expenses pursuant to this Agreement. At such time as the Myx Representative determines to release any amount of the Myx Representative Expense Fund to the Myx Pre-Closing Holders, the Myx Representative shall distribute such amount among the Myx Pre-Closing Holders on a pro rata basis (calculated as the quotient of (i) the Myx Common Units held by each such remaining Myx Pre-Closing Holder divided by (ii) the total number of Myx Common Units outstanding).

Section 3.06 Transaction Expenses.

(a) On the date that is five Business Days prior to the Closing Date, Acquiror shall deliver to BB a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of the Acquiror Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (i) Acquiror shall promptly provide to BB any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (ii) BB shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by BB, and BB and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by BB and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (x) reasonably cooperate with BB and its Representatives to the extent related to BB’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by BB or its Representatives in connection with such review; provided, that BB shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b) On the date that is five Business Days prior to the Closing Date, BB shall deliver to Acquiror a written statement (the “BB Closing Statement”) setting forth its good faith estimate and calculation of the BB Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the BB Closing Statement and through the Closing Date, (i) BB shall promptly provide to Acquiror any changes to the BB Closing Statement (including any component thereof) (the “Updated BB Closing Statement”), and (ii) Acquiror shall have the right to review and comment on such calculations and estimates, BB shall consider in good faith any such comments made by Acquiror, and BB and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated BB Closing Statement. BB shall, and shall cause its Representatives to, (x) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the BB Closing Statement and Updated BB Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the BB Closing Statement and Updated BB Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided, that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of BB and its Subsidiaries in connection with any such access.

(c) On the date that is five Business Days prior to the Closing Date, Myx shall deliver to BB and Acquiror a written statement (the “Myx Closing Statement”) setting forth its good faith estimate and calculation of the Myx Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Myx Closing Statement and through the Closing Date, (i) Myx shall promptly provide to BB and Acquiror any changes to the Myx Closing Statement (including any component thereof) (the “Updated Myx Closing Statement”), and (ii) BB and Acquiror shall have the right to review and comment on such calculations and estimates, Myx shall consider in good faith any such comments made by BB or Acquiror, and Myx, BB and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Myx Closing Statement. Myx shall, and shall cause its Representatives to, (x) reasonably cooperate with BB and Acquiror and their respective Representatives to the extent related to BB’s or Acquiror’s review of the Myx Closing Statement and Updated Myx Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Myx Closing Statement and Updated Myx Closing Statement and reasonably requested by BB or Acquiror or their respective Representatives in connection with such review; provided, that each of BB and Acquiror shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of Myx and its Subsidiaries in connection with any such access. The Myx Transaction Expenses as set forth on the Myx Closing Statement or, if applicable, the Updated Myx Closing Statement, are “Closing Myx Transaction Expenses”.

Section 3.07 Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and BB may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.08 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, BB, Myx, BB Merger Sub, Myx Merger Sub, the Surviving BB Entity, the Surviving Myx Entity, the Surviving Acquiror Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any amounts are to be withheld from value deliverable to the BB Pre-Closing Holders or the Myx Pre-Closing Holders (other than any such value that is subject to withholding because (a) it is properly treated as compensation for applicable Tax purposes, or (b) BB or Myx, as applicable, has failed to deliver the certificate and accompanying notice or forms described in Section 6.05), Acquiror shall use commercially reasonable efforts to provide notice to the applicable holder at least five days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.08 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of BB and Myx severally (and not jointly) represents and warrants to Sponsor and the Acquiror Parties as follows, in each case as of the date hereof and as of the Closing Date, solely in respect of itself and, where applicable, its Subsidiaries:

Section 4.01 Corporate Organization of the Company Parties. Each Company Party has been duly formed, is validly existing and is in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of formation and operating agreement (collectively, “Organizational Documents”) of each Company Party, as in effect on the date hereof, previously made available by such Company Party to Acquiror are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror. Each Company Party is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Party is in violation of any of the provisions of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Subsidiaries. The respective Subsidiaries of BB and Myx, together with details of their respective jurisdiction of incorporation or organization and names of their respective equityholders and details of equity ownership, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03 Due Authorization. Each Company Party has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required BB Member Approval or the Required Myx Member Approval, as applicable) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the board of directors (or equivalent governing body) of each Company Party and, except for the Required BB Member Approval or the Required Myx Member Approval, as applicable, no other corporate proceeding on the part of either Company Party is necessary to authorize this Agreement or any Transaction Agreements or either Company Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by each Company Party) will be, duly and validly executed and delivered by such Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by each Company Party of this Agreement and the Transaction Agreements to which they are a party and the consummation by such Company Party of the Transactions and the transactions contemplated thereby do not and will not, (a) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of such Company Party or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Party or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such Company Party or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of such Company Party or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of such Company Party or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents4.1 . Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of either Company Party with respect to such Company Party’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) BB Certificate of Merger, (ii) Myx Certificate of Merger, and (iii) Acquiror Charter, each in accordance with the DGCL and DLLCA, and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth the Equity Securities of BB (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. With respect to each BB Option, Schedule 4.06(a) sets forth as of the date hereof: (i) the name of the holder thereof; (ii) the number of BB Common Units issuable upon the exercise of such BB Option; (iii) the exercise price thereof; (iv) the date of grant thereof, and (v) the vesting schedule for such BB Option. Each grant of a BB Option was made in accordance in all material respects with the terms of the applicable governing plan document and applicable Law. The outstanding Equity Securities of BB have been duly authorized and validly issued and are fully paid and non-assessable. There are no Equity Securities of BB authorized, reserved, issued or outstanding.

(b) Schedule 4.06(b) sets forth the Equity Securities of Myx (including the number and class or series and distribution threshold (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of Myx have been duly authorized and validly issued and are fully paid and non-assessable. There are no Equity Securities of Myx authorized, reserved, issued or outstanding. Each Myx Class B Unit constitutes a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service (“IRS”) with respect thereto, including Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.

(c) Except as set forth on Schedule 4.06(a) or Schedule 4.06(b), there are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, either Company Party. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of either Company Party. There are no outstanding contractual obligations of either Company Party to repurchase, redeem or otherwise acquire any Equity Securities of such Company Party. There are no outstanding bonds, debentures, notes or other indebtedness of either Company Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Company Party’s members may vote. No Company Party is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(d) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of either Company Party and (ii) since December 31, 2019, no Company Party has made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each Company Party’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each Company Subsidiary are solely owned by a Company Party, directly or indirectly, free and clear of any Liens and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by a Company Party or any wholly-owned Subsidiary of a Company Party, there are no Equity Securities of any Company Subsidiary authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Company Subsidiary is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) Except for Equity Securities in any wholly-owned Subsidiary of a Company Party or as set forth on Schedule 4.07, no Company Party nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Company Subsidiary.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of BB and its Subsidiaries as at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “BB Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of BB as at September 30, 2020 (the “BB Most Recent Balance Sheet”), and the related unaudited consolidated condensed statements of income and comprehensive income, shareholders’ equity and cash flows for the nine-month periods ended September 30, 2020 and September 30, 2019 (the “BB Interim Financial Statements” and, together with the BB Audited Financial Statements, the “BB Financial Statements”).

(b) Attached as Schedule 4.08(b) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of Myx and its Subsidiaries as at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Myx Audited Financial Statements” and, together with the BB Audited Financial Statements, the “Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of Myx as at September 30, 2020 (the “Myx Most Recent Balance Sheet” and, together with the BB Most Recent Balance Sheet, the “Most Recent Balance Sheet”) and the related unaudited consolidated condensed statements of income and comprehensive income, shareholders’ equity and cash flows for the nine-month periods ended September 30, 2020 and September 30, 2019 (the “Myx Interim Financial Statements” and, together with the Myx Audited Financial Statements, the “Myx Financial Statements”). The Myx Interim Financial Statements and the BB Interim Financial Statements are collectively referred to herein as the “Interim Financial Statements.” The Myx Financial Statements and the BB Financial Statements are collectively referred to herein as the “Financial Statements.”

(c) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments in each case, the impact of which is not material) and were derived from, and accurately reflect, the books and records of the Company Group.

(d) The Company Group has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company Group is made known to the appropriate principal executive officer and its principal financial officer. To the knowledge of each Company Party, such disclosure controls and procedures are effective in timely alerting such Company Party’s principal executive officer and principal financial officer to material information required to be included in such Company Party’s financial statements.

(e) The Company Group has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for such Company Party’s assets. Each Company Party maintains and, for all periods covered by the Financial Statements, has maintained books and records of such Company Party in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of such Company Party and its Subsidiaries in all material respects.

(f) Neither the Company Group nor the Company Group’s independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of the Company Group, (ii) “material weakness” in the internal controls over financial reporting of the Company Group, or (iii) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

Section 4.09 Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, no Company Party nor any of their respective Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since September 30, 2020 in the ordinary course of business of such Company Party and its Subsidiaries, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or the performance by such Company Party of its obligations hereunder, including transaction expenses, or (d) that would not be required to be set forth on a consolidated balance sheet of such Company Party and its Subsidiaries prepared in accordance with GAAP or that are less than $2 million individually or $10 million in the aggregate. No Company Party nor any of their respective Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.10 Litigation and Proceedings. As of the date hereof, there is no, and since January 1, 2018, there has been no, pending or, to the knowledge of each Company Party, threatened Actions by, against or affecting such Company Party or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of at least $500,000 or (b) be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would have a Company Party Impairment Effect. There is no, and since January 1, 2018 there has been no, Governmental Order imposed upon or, to the knowledge of each Company Party, threatened against such Company Party or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect. No Company Party nor any of their respective Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect.

Section 4.11 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to such Company Party and its Subsidiaries, taken as a whole, or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect, or as otherwise set forth on Schedule 4.11, each Company Party and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws. Each Company Party and its Subsidiaries hold, and since January 1, 2018 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 1, 2018, (a) to the knowledge of each Company Party, neither such Company Party nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and, (b) to the knowledge of such Company Party, no assertion or Action of any violation of any Law, Governmental Order or Permit by such Company Party or any of its Subsidiaries is currently threatened against such Company Party or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (a) and (b), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to either Company Party or any of its Subsidiaries is pending or, to the knowledge of such Company Party, threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2018, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 BB Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvii) of this Section 4.12(a) to which, as of the date of this Agreement, BB or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Party Benefit Plans (all such Contracts as described in clauses (i) through (xvii), collectively, the “BB Material Contracts”). True, correct and complete copies of the BB Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (A) by BB or by any of its Subsidiaries of more than $5,000,000 or (B) to BB or to any of its Subsidiaries of more than $5,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii) Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $5,000,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of BB or any of its Subsidiaries (A) since January 1, 2018, in each case, involving payments in excess of $5,000,000 or (B) pursuant to which there are any material ongoing obligations;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $5,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of BB) that is material to the business of BB and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures by BB or its Subsidiaries after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(vii) Each Contract prohibiting or restricting in any material respect the ability of BB or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii) Each license or other agreement (excluding (x) non-disclosure agreements, endorsement agreements, talent agreements, influencer agreements, appearance agreements, testimonial agreements, contractor services agreements, consulting services agreements, content licenses, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which BB or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of BB or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software” or Contracts that would not reasonably be expected to result in a Company Material Adverse Effect with respect to BB if cancelled or terminated), (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by BB or any of its Subsidiaries (excluding non-exclusive licenses granted by BB or any of its Subsidiaries in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $1,000,000;

(ix) Each Contract for the development of Intellectual Property by a third party that is material to the business of BB or any of its Subsidiaries (other than pursuant to BB’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror, or any Contract entered into in the ordinary course of business) that involves aggregate payments or consideration furnished by BB or by any of its Subsidiaries of more than $1,000,000 in any calendar year;

(x) Each employment Contract with any individual that (A) provides for annual base salary in excess of $1,000,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of BB or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xi) Each primary service contract with a Trainer which provides for or would reasonably be expected to provide for payments in excess of $1,000,000 in any 12-month period;

(xii) Each collective bargaining agreement or other Contract (each, a “CBA”) with BB or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of BB or such Subsidiary, on the other hand;

(xiii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which BB or any of its Subsidiaries will have any outstanding obligation in excess of $5,000,000 after the date of this Agreement;

(xiv) Each sales commission or brokerage Contract that involves annual payments in excess of $1,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty, in each case, other than royalty agreements with content talent and compensation to Team Beachbody distributors;

(xv) Any Contract with (A) any Affiliate of BB (other than a Subsidiary of BB) or (B) any Affiliate or family member of any BB Pre-Closing Holder;

(xvi) Any Contract that is a currency or interest hedging arrangement; and

(xvii) Any commitment to enter into agreement of the type described in clauses (i) through (xvi) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to BB and its Subsidiaries, taken as a whole, as of the date of this Agreement, each BB Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of BB or one of its Subsidiaries that is a party thereto and, to the knowledge of BB, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to BB and its Subsidiaries taken as a whole, (w) neither BB, any of its Subsidiaries nor, to the knowledge of BB, any other party thereto is or is alleged to be in breach of or default under any BB Material Contract (x) since January 1, 2020, neither BB nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of BB, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to BB or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, BB or any of its Subsidiaries.

Section 4.13 Myx Contracts; No Defaults.

(a) Schedule 4.13(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvi) of this Section 4.13(a) to which, as of the date of this Agreement, Myx or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Party Benefit Plans (all such Contracts as described in clauses (i) through (xvi), collectively, the “Myx Material Contracts”). True, correct and complete copies of the Myx Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (A) by Myx or by any of its Subsidiaries of more than $1,000,000 or (B) to Myx or to any of its Subsidiaries of more than $1,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii) Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $2,500,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Myx or any of its Subsidiaries (A) since January 1, 2018, in each case, involving payments in excess of $2,500,000 or (B) pursuant to which there are any material ongoing obligations;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of Myx) that is material to the business of Myx and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures by Myx or its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract prohibiting or restricting in any material respect the ability of Myx or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii) Each license or other agreement (excluding (x) non-disclosure agreements, endorsement agreements, talent agreements, influencer agreements, appearance agreements, testimonial agreements, contractor services agreements, consulting services agreements, content licenses, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which Myx or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of Myx or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified “off-the-shelf software” or Contracts that would not reasonably be expected to result in a Company Material Adverse Effect with respect to Myx if cancelled or terminated), (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by Myx or any of its Subsidiaries (excluding non-exclusive licenses granted by Myx or any of its Subsidiaries in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $1,000,000;

(ix) Each Contract for the development of Intellectual Property by a third party that is material to the business of Myx or any of its Subsidiaries (other than pursuant to Myx’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror), or any Contract entered into in the ordinary course of business that involves aggregate payments or consideration furnished by Myx or by any of its Subsidiaries of more than $500,000 in any calendar year;

(x) Each employment Contract with any individual that (A) provides for annual base salary in excess of $400,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of Myx or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xi) Each CBA with Myx or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of Myx or such Subsidiary, on the other hand;

(xii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Myx or any of its Subsidiaries will have any outstanding obligation in excess of $1,000,000 after the date of this Agreement;

(xiii) Each sales commission or brokerage Contract that involves annual payments in excess of $500,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiv) Any Contract with (A) any Affiliate of Myx (other than a Subsidiary of Myx) or (B) any Affiliate or family member of any Myx Pre-Closing Holder;

(xv) Any Contract that is a currency or interest hedging arrangement; and

(xvi) Any commitment to enter into agreement of the type described in clauses (i) through (xv) of this Section 4.13(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to Myx and its Subsidiaries, taken as a whole, as of the date of this Agreement, each Myx Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of Myx or one of its Subsidiaries that is a party thereto and, to the knowledge of Myx, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Myx and its Subsidiaries taken as a whole, (w) neither Myx, any of its Subsidiaries nor, to the knowledge of Myx, any other party thereto is or is alleged to be in breach of or default under any Myx Material Contract, (x) since January 1, 2020, neither Myx nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of Myx, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to Myx or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, Myx or any of its Subsidiaries.

Section 4.14 Company Party Benefit Plans.

(a) Schedule 4.14(a) sets forth a true and complete list of each material Company Party Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.14(a), shall not be required to be listed on Schedule 4.14(a). For purposes of this Agreement a “Company Party Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by a Company Party or any of its Subsidiaries for the benefit of any Company Party Service Provider of such Company Party or any of its Subsidiaries or under or with respect to which such Company Party or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any (i) statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority and (ii) Multiemployer Plan.

(b) With respect to each Company Party Benefit Plan listed on Schedule 4.14(a), the applicable Company Party has delivered or made available to Acquiror copies of (i) such Company Party Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Party Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Party Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Party Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Party Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties and their Subsidiaries, taken as a whole, (i) each Company Party Benefit Plan has been established, maintained, funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any Company Party Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the applicable Company Party’s financial statements to the extent required by GAAP.

(d) Each Company Party Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the applicable Company Party’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e) (i) No event has occurred and no condition exists that would subject a Company Party or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the applicable Company Party’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Party Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Party Benefit Plan have occurred that, in each case, either individually or in the aggregate, could reasonably be expected to result in material liability to a Company Party and any of its Subsidiaries, taken as a whole.

(f) No Company Party Benefit Plan provides, nor has either Company Party or any of its respective Subsidiaries incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Company Party Service Provider of such Company Party or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.14(a) (including a template) requiring such Company Party or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. No Company Party nor any of their respective Subsidiaries has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) No Company Party, its respective Subsidiaries, or its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this

Agreement, “ERISA Affiliate” means, with respect to a Company Party, any Person or entity (whether or not incorporated) other than the Company Parties or a Subsidiary of a Company Party that, together with such Company Party, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, no Company Party nor any of the Company Parties’ respective Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h) Except as set forth on Schedule 4.14(h), neither the execution and delivery of this Agreement by either Company Party nor the consummation of the Merger will (whether alone or in connection with any other event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider of such Company Party or its Subsidiaries to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Company Party Benefit Plan (or under any arrangement that would be a Company Party Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Party Service Provider of such Company Party or its Subsidiaries of any severance payments, or any increase in severance payments or benefits upon any termination of employment or service, or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Party Service Provider of such Company Party or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i) Except as set forth on Schedule 4.14(i), no Company Party nor any of their respective Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Each Company Party Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k) Without limiting the generality of Section 4.14(a) through Section 4.14(j) above, with respect to each Company Party Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.15 Labor Matters.

(a) No Company Party nor any of their respective Subsidiaries is party to or bound by any CBA and no employees are represented by any labor union, other labor organization or works council with respect to their employment with such Company Party or any of its Subsidiaries. There are, and since January 1, 2018 there have been, no pending, or to the knowledge of each Company Party, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Party Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting a Company Party or any of its respective Subsidiaries.

(b) Except as set forth on Schedule 4.15(b) or except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole, each Company Party and its respective Subsidiaries is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties and their Subsidiaries, taken as a whole: (i) each Company Party and its respective Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such Company Party’s current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, and (ii) each individual who is providing, or since January 1, 2018, has provided, services to a Company Party or its Subsidiaries and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(d) To the knowledge of the applicable Company Party, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to such Company Party or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by such Company Party or any of its Subsidiaries.

(e) Each Company Party and its Subsidiaries have reasonably investigated all formal sexual harassment or other discrimination or unlawful retaliation allegations raised in the last three years against any Key Employee. With respect to each such allegation with potential merit, the applicable Company Party or Subsidiary has taken prompt corrective action.

(f) No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Company Party Employees of either Company Party or any of its respective Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(g) Since January 1, 2018, no Company Party nor any of their respective Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(h) As of the date hereof, no Company Party has received written notice that any Key Employee of such Company Party intends to terminate his or her employment with such Company Party prior to the one year anniversary of the Closing.

Section 4.16 Taxes.

(a) Notwithstanding anything else in this Agreement, the following representations and warranties are provided only by BB and pertain only to BB and its Subsidiaries:

(i) All material Tax Returns required by Law to be filed by the Company Group have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(ii) All material amounts of Taxes due and owing by the Company Group (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, no member of the Company Group has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(iii) Each member of the Company Group has (A) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (B) duly and timely remitted such amounts to the appropriate Governmental Authority, and (C) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(iv) No member of the Company Group is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. No member of the Company Group is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company Group have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company Group, and no written request for any such waiver or extension is currently pending.

(v) No member of the Company Group (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(vi) No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(vii) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. No member of the Company Group will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(viii) There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Liens for Taxes not yet due and payable.

(ix) No member of the Company Group (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only members of the Company Group, or (B) has any material liability for or in respect of the Taxes of any Person (other than a member of the Company Group) (1) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (2) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(x) No member of the Company Group is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(xi) Schedule 4.16(a)(xi) sets forth the classification of each member of the Company Group for U.S. federal income Tax purposes.

(xii) No member of the Company Group has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(xiii) No member of the Company Group has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(xiv) Each member of the Company Group has complied in all material respects with Laws relating to escheat and unclaimed property.

(b) Notwithstanding anything else in this Agreement, the following representations and warranties are provided only by Myx and pertain only to Myx and its Subsidiaries:

(i) All material Tax Returns required by Law to be filed by the Company Group have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(ii) All material amounts of Taxes due and owing by the Company Group (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, no member of the Company Group has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(iii) Each member of the Company Group has (A) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (B) duly and timely remitted such amounts to the appropriate Governmental Authority, and (C) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(iv) No member of the Company Group is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. No member of the Company Group is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company Group have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company Group, and no written request for any such waiver or extension is currently pending.

(v) No member of the Company Group (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(vi) No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(vii) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. No member of the Company Group will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(viii) There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Liens for Taxes not yet due and payable.

(ix) No member of the Company Group (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only members of the Company Group, or (B) has any material liability for or in respect of the Taxes of any Person (other than a member of the Company Group) (1) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (2) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(x) No member of the Company Group is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(xi) For U.S. federal (and applicable state and local) income Tax purposes, each of Myx and its Subsidiaries is, and since its formation has been, classified as a disregarded entity or partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code). Since its formation, no material assets (other than cash) have been contributed to Myx.

(xii) No member of the Company Group has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(xiii) Myx and each of its Subsidiaries that is classified as a partnership for U.S. federal (and applicable state and local) income tax purposes has a valid election in effect under Section 754 of the Code (and any similar or corresponding provision of state or local Law).

(xiv) None of the assets of Myx or any of its Subsidiaries constitutes a “section 197(f)(9) intangible” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i), and neither Myx nor any of its Subsidiaries is subject, and the Acquiror and its Subsidiaries will not be subject after the Closing, to any limitation under Section 197(f)(9) of the Code on the ability to amortize any intangible asset of Myx or any of its Subsidiaries described under Section 197 of the Code.

(xv) No member of the Company Group has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(xvi) Each member of the Company Group has complied in all material respects with Laws relating to escheat and unclaimed property.

Section 4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, either Company Party or its Subsidiaries as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 4.17, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Party nor any of their respective Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to each Company Party’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of each Company Party, no such action has been threatened, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.18 Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole, each member of the Company Group, (a) holds all Permits, and (b) is in compliance with the terms of all Permits necessary for the ownership and operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to a member of the Company Group. Except as would not reasonably be expected to be, individually or in the aggregate, material to a Company Party and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of such Company Party, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of such Company Party or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.19 Equipment and Other Tangible Property. Each Company Party or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of such Company Party and its Subsidiaries as owned by such Company Party or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to a Company Party and its Subsidiaries, taken as a whole.

Section 4.20 Real Property.

(a) Schedule 4.20(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. Each Company Party has made available to Acquiror true, correct and complete copies of the material Contracts pursuant to which such Company Party or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Each Company Party or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, and to the knowledge of such Company Party, there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to a Company Party or its Subsidiaries, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against such Company Party or one of its Subsidiaries and, to such Company Party’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) no Company Party nor any of their respective Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of such Company Party, neither such Company Party nor its Subsidiaries has received oral notice of any default or breach that has not been cured, and (iv) to the knowledge of such Company Party, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by such Company Party or one of its Subsidiaries or, in each case, to such Company Party’s knowledge, the other party thereto.

(b) No Company Party nor any of their respective Subsidiaries is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

(c) No member of the Company Group owns any land, buildings or other real property.

Section 4.21 Intellectual Property and IT Security.

(a) Schedule 4.21(a) sets forth a complete and correct list of all (i) registrations or applications for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting, valid and, to the knowledge of each Company Party, enforceable. A member of the Company Group (i) solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a written license all other Intellectual Property used in or necessary for the operation of the respective businesses of the Company Group, as presently conducted (other than the Excluded Myx Intellectual Property, “Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens.

(b) To the knowledge of each Company Party, neither the execution of this Agreement nor the consummation of the Transactions will result in: (i) the loss or impairment of the Company Group’s right to own or use any of its material Company Party Intellectual Property, or (ii) the payment of any additional consideration for the Company Group’s right to own or use any of its Company Party Intellectual Property.

(c) There is not, and there has not in the last three years been, any Action pending, threatened or received in writing, by the Company Group with respect to Intellectual Property, except as would not be expected to be material to the Company Group. To the knowledge of each Company Party, neither the Company Group nor the conduct of its respective businesses infringes, misappropriates or otherwise violates, or has, in the past three years, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party. To the knowledge of each Company Party, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last three years, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not be expected to be material to the Company Group.

(d) The Company Group has taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all material Owned Intellectual Property. Each current or former employee, consultant and independent contractor of the Company Group who has contributed to or participated in the creation of any material Owned Intellectual Property has executed and delivered to a member of the Company Group either a (i) “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the applicable member of the Company Group of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of each Company Party, no Person is in material breach of any such agreement.

(e) Each Company Party and its Subsidiaries is in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”). Each Company Party and its Subsidiaries has not incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge.

(f) The Company Group has taken commercially reasonable efforts consistent with industry standards for companies of the Company Group’s size that are designed to (i) protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification, and (ii) ensure that all IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any virus, malware or programming, or design error or corruption of material defect. The IT Systems are sufficient for the current needs of the Company Group in all material respects. The Company Group has implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acted in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis.

(g) To the knowledge of each Company Party, the Company Group is, and at all times since January 1, 2018 has been, in compliance with all Data Security Requirements in all material respects. The Company Group has in place, maintains and enforces commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security as required by all Data Security Requirements. To the knowledge of each Company Party, since January 1, 2018, the Company Group has not experienced any incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised, and the Company Group has not received any written complaints from any Person with respect thereto, except as would not be expected to have a Company Material Adverse Effect.

Section 4.22 Environmental Matters. Except, in each case, as would not be material to each Company Party and its Subsidiaries, taken as a whole:

(a) Each Company Party and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b) There are no Actions or notices of violation pending against or, to the knowledge of each Company Party, threatened in writing against such Company Party or any of its Subsidiaries alleging, and each Company Party and its Subsidiaries have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Section 4.23 Absence of Changes. From and after the date of the most recent Audited Financial Statement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 4.24 Brokers’ Fees. Other than as set forth on Schedule 4.24, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by either Company Party, any of their respective Subsidiaries or any of their respective Affiliates.

Section 4.25 Related Party Transactions. Except for the Contracts set forth on Schedule 4.25, there are no Contracts between either Company Party or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of such Company Party or any of its Subsidiaries or, to each Company Party’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by a Company Party or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Party Benefit Plans listed on Schedule 4.14(a).

Section 4.26 Proxy Statement / Prospectus; Information Provided. None of the information relating to either Company Party or its Subsidiaries supplied or to be supplied by such Company Party, or by any other Person acting on behalf of such Company Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that neither Company Party makes any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without such Company Party’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to any member of the Company Group that were delivered by or on behalf of the Company Parties or their respective

Representatives were prepared in good faith using assumptions that such Company Party believes to be reasonable. The Proxy Statement / Prospectus, insofar as it relates to information supplied by or on behalf of either Company Party related to such Company Party or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.27 International Trade; Anti-Corruption.

(a) No Company Party nor any of their respective Subsidiaries, nor, to the knowledge of each Company Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b) No Company Party nor any of their respective Subsidiaries, nor, to the knowledge of each Company Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c) In the past five years, no Company Party nor any of their respective Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. Each Company Party and its Subsidiaries have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company Parties as follows, in each case as of the date hereof and as of the Closing Date:

Section 5.01 Corporate Organization. Each Acquiror Party is duly incorporated or formed and is validly existing as a corporation or a limited liability company in good standing under the Laws of Delaware and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to each Acquiror Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company

Parties are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) approved the Transactions as a Business Combination, (iii) resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Stockholder Matters, and (iv) determined that the fair market value of the Company Parties is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

(c) Assuming that a quorum (as determined pursuant to the Acquiror Organizational Documents) is present:

(i) the Charter Proposal shall require approval by an affirmative vote of the holders of at least 65% of the outstanding Acquiror Common Stock entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(ii) each of the Business Combination Proposal, NYSE Proposal, Bylaws Proposal, Equity Incentive Plan Proposal and Director Election Proposal shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Stock entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose.

(d) The foregoing votes are the only votes of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror Parties and the consummation of the Transactions.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) BB Certificate of Merger and (ii) Myx Certificate of Merger, and (iii) the Acquiror Charter, each in accordance with the DGCL and DLLCA, (c) the filing with the SEC of (i) the Proxy Statement / Prospectus (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (d) such filings with and approval of NYSE to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE, (e) the Acquiror Stockholder Approval, or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.06 Trust Account. As of the date hereof, there is at least $300,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of November 24, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of November 24, 2020 and filed with the SEC (File No. 333-249385 and 333-250943) on November 27, 2020 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their obligations hereunder, no Acquiror Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. There are no Actions pending with respect to the Trust Account. Since November 24, 2020, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement / Prospectus, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d) There is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of BB Merger Sub and Myx Merger Sub were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and have no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any Transaction Agreement to which such entities are a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of each of BB Merger Sub and Myx Merger Sub.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 7.02 or as set forth on Schedule 5.09(c)), no Acquiror Party is and at no time has been, party to any Contract with any Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.09(c)).

(d) As of the date hereof, there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of September 30, 2020 in the ordinary course of the operation of business of Acquiror, (iii) arising under this Agreement or the performance by an Acquiror Party of its obligations hereunder, including the Acquiror Transaction Expenses, or (iv) that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.10 Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since September 30, 2020, neither Acquiror nor its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c) Acquiror and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither Acquiror nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither Acquiror nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against Acquiror or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) There are no Liens with respect to Taxes on any of the assets of Acquiror or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g) Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(h) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(i) Acquiror has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(j) Since its formation, Acquiror has been treated as a corporation that is a United States person for U.S. federal income tax purposes.

Section 5.11 Capitalization.

(a) As of the date of this Agreement and without taking into effect the PIPE Investment, the authorized capital stock of Acquiror consists of 321,000,000 shares of capital stock, including (i) 300,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock, and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 30,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this

Agreement, (B) 7,500,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement, and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has issued 15,333,333 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.12 NYSE Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRX.U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRX”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRX WS”. As of the date of this Agreement, Acquiror is in compliance in all material respects with the applicable NYSE corporate governance requirements for continued listing of the Acquiror Class A Common Stock and Acquiror Warrants. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NYSE or deregistering of the Acquiror Class A Common Stock with the SEC.

Section 5.13 PIPE Investment. Acquiror has delivered to the Company Parties true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $225,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that BB is a third-party beneficiary thereof. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement or the purchase by such PIPE Investor of securities of Acquiror, that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the Transactions) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Affiliates (including, from and after the Closing, the Surviving Entities and their respective Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Investment Amount, except as set forth in the Subscription Agreements.

Section 5.14 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.15 Proxy Statement / Prospectus. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by a Company Party or any of its Subsidiaries or Representatives without the Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of a Company Party or any of its Subsidiaries specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity.

Section 5.16 Absence of Changes. From and after November 24, 2020, no Acquiror Material Adverse Effect shall have occurred and be continuing.

Section 5.17 Indebtedness. No Acquiror Party has any Indebtedness for borrowed money.

Section 5.18 Sponsor Agreement. Acquiror has delivered to the Company Parties a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY PARTIES

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), each Company Party shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, and (ii) maintain the existing relations and goodwill of such Company Party and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of such Company Party and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which, with respect to subclauses (c), (e), (h), (k), (r), (t), and (u), such consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), neither Company Party shall, and each Company Party shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of such Company Party either to such Company Party or any other wholly-owned Subsidiaries of such Company Party;

(c) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or fail to renew, any Contract of a type required to be listed on Schedule 4.12(a), in the case of BB or any of its Subsidiaries, or Schedule 4.13(a), in the case of Myx or any of its Subsidiaries (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a), in the case of BB or any of its Subsidiaries, or Schedule 4.13(a), in the case of Myx or any of its Subsidiaries) or any Lease to which such Company Party or its Subsidiaries is a party or by which it is bound;

(d) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of such Company Party or any of its Subsidiaries (other than Equity Securities issued upon exercise of a BB Option, BB Warrant or Myx Warrant) or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of such Company Party or its Subsidiaries;

(e) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company Group, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Company Party in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among a Company Party and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(f) disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to Acquiror or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transaction);

(g) (i) cancel or compromise any claim or Indebtedness owed to such Company Party or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by such Company Party in an amount greater than $1,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting a Company Party in a manner materially adverse to such Company Party, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (D) to the extent such settlement relates to Transaction Litigation, or (iii) agree to modify in any respect materially adverse to such Company Party and its Subsidiaries any confidentiality or similar Contract to which such Company Party or any of its Subsidiaries are a party;

(h) except as otherwise required by the terms of any existing Company Party Benefit Plans set forth on Schedule 4.14(a) and as in effect on the date hereof, (i) materially increase the compensation or benefits of any current or former Key Employee, except for annual increases of less than 10% in base salary or hourly wage rates made in the ordinary course of business to Key Employees; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any Key Employee, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business; (iii) make any change in the key management structure of such Company Party or any of its Subsidiaries, including the hiring of any individuals who would be, upon such hire, Key Employees, or the termination (other than for “cause” or due to death or disability) of Key Employees; (iv) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any Key Employees; or (v) establish, adopt, enter into, amend or terminate in any material respect any material Company Party Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement, other than in the ordinary course of business (and other than an employment offer letter that does not contain severance and/or a transaction or retention payment);

(i) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the WARN Act;

(j) (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Party Employee of such Company Party or any of its Subsidiaries;

(k) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof or with respect to any Trainer in connection with the termination of services thereof;

(l) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company Group, taken as a whole, and other than in the ordinary course of business;

(m) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Company Party or any of its Subsidiaries for expenses not to exceed $100,000 individually or $1,000,000 in the aggregate, (B) prepayments and deposits paid to suppliers of such Company Party or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Company Party or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among a Company Party and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(n) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of such Company Party or any of its Subsidiaries, except for (i) the acquisition by such Company Party or any of its Subsidiaries of any Equity Securities of such Company Party or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between such Company Party and a wholly-owned Subsidiary of such Company Party or between wholly-owned Subsidiaries of such Company Party;

(o) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of such Company Party or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of such Company Party that remains a wholly-owned Subsidiary of such Company Party after consummation of such transaction;

(p) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(q) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Party or any of its Subsidiaries (other than the Transactions);

(r) make, change or revoke any Tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return in a manner inconsistent with past practice, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case with respect to each item in this clause (r), to the extent such action would have a material and adverse impact on Acquiror or a Company Group;

(s) (i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (w) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to such Company Party or its applicable Subsidiary than the Indebtedness being replaced, (x) Indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of the Company Group and in an aggregate amount not to exceed $20,000,000, (y) Indebtedness incurred between such Company Party and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of such Company Party otherwise incurred in compliance with this Section 6.01(s);

(t) fail to maintain in full force and effect material insurance policies covering such Company Party and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Company Party and its Subsidiaries;

(u) enter into any Contract or amend in any material respect any existing Contract with any BB Pre-Closing Holders or Myx Pre-Closing Holders, any Person that is an Affiliate of any BB Pre-Closing Holders or Myx Pre-Closing Holders, or an Affiliate of such Company Party or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Company Party or its Subsidiaries in their capacity as an officer or director); or

(v) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (u).

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Party or any of its Subsidiaries by third parties that may be in a Company Party’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) in the opinion of legal counsel of a Company Party would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), each Company Party shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of such Company Party and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of such Company Party and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of such Company Party and its Subsidiaries that are in the possession of such Company Party or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.

Section 6.03 No Claim Against the Trust Account. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial Business

Combination or in connection with an extension of Acquiror’s deadline to consummate a Business Combination; (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no Company Party, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and such Company Party, its Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, (i) hereby irrevocably waive any Released Claims that the Company Parties, the Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Acquiror to induce Acquiror to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the Company Parties, the Pre-Closing Holders and their respective Affiliates under applicable Law. To the extent the Company Parties, the Pre-Closing Holders and their respective Affiliates commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, hereby acknowledge and agree that the Company Parties, the Pre-Closing Holders and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Proxy Statement / Prospectus.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) BB shall deliver to Acquiror the audited consolidated balance sheets of BB and its Subsidiaries as at December 31, 2020 and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, (ii) Myx shall deliver to Acquiror the audited consolidated balance sheets of Myx and its Subsidiaries as at December 31, 2020 and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, and (iii) each Company Party shall deliver to Acquiror any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and members’ deficit and cash flows of such Company Party and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement / Prospectus. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and members’ deficit and cash flows of each Company Party and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy Statement / Prospectus (A) will fairly present in all material respects the financial position of such Company Party and its Subsidiaries as at the date thereof, and the results of its operations, members’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, with respect to BB, or AICPA, with respect to Myx, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. Each Company Party shall be available to, and such Company Party and its Subsidiaries shall use its reasonable best efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Proxy Statement / Prospectus and (II) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, each Company Party shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement / Prospectus is mailed to Acquiror’s stockholders, each Company Party will give Acquiror prompt written notice of any action taken or not taken by such Company Party or its Subsidiaries or of any development regarding such Company Party or its Subsidiaries, in any such case which is or becomes known by such Company Party, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and such Company Party shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 FIRPTA. At the Closing, (a) BB shall deliver to Acquiror a duly completed and executed certificate and accompanying notice to the IRS (along with authorization for Acquiror to provide such documentation to the IRS), dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror and conforming to the requirements of Treasury Regulations Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and (b) Myx shall deliver to Acquiror a duly completed and executed valid IRS Form W-9 from each Myx Pre-Closing Holder.

Section 6.06 Pay-off Letters. Myx shall obtain and provide to Acquiror fully executed copies of customary pay off letters relating to the Indebtedness outstanding under (a) the JPM Credit Facility, (b) the Palm MultiFund Note, (c) the Palm Qoz1 Note, and (d) the Palm Reimbursement Agreement (which pay-off letters shall each contain a customary statement that all Indebtedness outstanding under the JPM Credit Facility, Palm MultiFund Note, Palm Qoz1 Note or Palm Reimbursement Agreement, as applicable, and all related instruments evidencing such Indebtedness shall be terminated and all Liens and guarantees in connection therewith securing such Indebtedness shall be released and terminated) (the “Myx Debt Payoff Letters”), in each case, at least two Business Days prior to Closing.

Section 6.07 Company Party Approvals. Upon the terms set forth in this Agreement, each of BB and Myx shall, at its option, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than five days after such effectiveness (a) seek to obtain the Required BB Member Approval and Required Myx Member Approval, as applicable, in the form of an irrevocable written consent (the “Written Consent”) of each of the holders of a Majority-in-Interest (as such term is defined in the BB Operating Agreement) of the BB Series A Preferred Units and the Myx Representative, as applicable (pursuant to the BB Support Agreement and the Myx Support Agreement, as applicable) or (b) in the event either Company Party determines it is not able to obtain the Written Consent, such Company Party shall call and hold a meeting of its members in order to obtain the Required BB Member Approval or the Required Myx Member Approval, as applicable, and such Company Party shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Required BB Member Approval or the Required Myx Member Approval, as applicable, including enforcing the BB Support Agreement or the Myx Support Agreement, as applicable.

Section 6.08 No Acquiror Common Stock Transactions. Each Company Party acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Each Company Party hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Entities to, indemnify and hold harmless each present and former director, manager and officer of each Company Party and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Company Party or its Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entities and each of their respective Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Each Company Party shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by such Company Party’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Company Parties and their Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Entities and all successors and assigns of Acquiror and the Surviving Entities. If Acquiror or the Surviving Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entities, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by BB (after good faith consultation with Myx) in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not and shall not permit BB Merger Sub or Myx Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of BB Merger Sub or Myx Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror, BB Merger Sub or Myx Merger Sub, (B) split, combine or reclassify any Equity Securities of Acquiror, BB Merger Sub or Myx Merger Sub, or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror, BB Merger Sub or Myx Merger Sub;

(iii) make, change or revoke any Tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return in a manner inconsistent with past practice, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case with respect to each item in this clause (iii), to the extent such action would have a material and adverse impact on Acquiror or a Company Group;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than any indebtedness (A) for borrowed money or guarantee or (B) incurred among Acquiror, BB Merger Sub and Myx Merger Sub;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (y) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (z) issuance of Acquiror Class A Common Stock at not less than $10 per share in connection with the transactions contemplated by the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(ix) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give BB, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), Acquiror shall afford to BB, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as BB and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by BB, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the BB Effective Time.

Section 7.04 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05 Post-Closing Directors and Officers. Subject to the terms of the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall initially include:

(i) one director nominee to be designated by Sponsor pursuant to written notice to be delivered to BB as soon as reasonably practicable following the date of this Agreement, each of whom shall be reasonably acceptable to BB;

(ii) such other director nominees to be designated by BB pursuant to written notice to Acquiror following the date of this Agreement; and

(b) the initial officers of Acquiror shall be as set forth on Schedule 7.05(b) (which schedule may be modified from time to time in BB’s sole discretion prior to the Closing), who shall serve in such capacity in accordance with the terms of the Acquiror Charter and the Acquiror Bylaws following the Effective Time.

Section 7.06 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall adopt, subject to approval of the stockholders of Acquiror: (a) a 2021 Incentive Award Plan, in the form attached hereto as Exhibit G, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror and BB (the “Incentive Equity Plan”); and (b) an employee stock purchase plan, in the form attached hereto as Exhibit H, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror and BB (the “ESPP”), in each case to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

Section 7.07 Acquiror Bylaws and Charter. At the Effective Time (subject to approval by the stockholders of Acquiror of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.08 PIPE Subscriptions. Unless otherwise approved in writing by BB (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on BB, Myx or Acquiror, reduce the PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby.

Section 7.09 Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10 NYSE Listing. From the date hereof through the Effective Time, Acquiror shall use its commercially reasonable efforts to ensure that Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Transactions, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company Parties shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.11 Employee Benefits.

(a) Comparability. For a period of 12 months following the Closing Date, Acquiror shall cause the Surviving Acquiror Entity or the Surviving Myx Entity, as applicable, to provide each employee of Myx as of immediately prior to the Closing (each, a “Continuing Employee”) with (i) annual base salary or wages and incentive compensation opportunities (excluding any equity or equity-based incentive compensation) that are no less than the annual base salary, wages and incentive compensation opportunities (excluding any equity or equity-based incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits that are not less favorable in the aggregate to such Continuing Employee than those provided to such Continuing Employee immediately prior to the Closing Date.

(b) Service Credit. From and after the Closing, Acquiror shall cause the Surviving Acquiror Entity or the Surviving Myx Entity, as applicable, to give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off (and for any other purposes as may be required under applicable Law), but not for benefit accrual purposes under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained by Acquiror under which Continuing Employees are eligible to participate on or after the Closing (“New Plan”) to the same extent and for the same purpose as such service with the applicable member of the Company Group or any predecessor thereof was credited on or prior to the Closing under the corresponding Company Party Benefit Plan; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(c) Pre-Existing Conditions/Copayment Credit. With respect to each New Plan that is a group welfare benefit plan in which any Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, Acquiror shall use commercially reasonable efforts to (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable Company Party Benefit Plan in which such Continuing Employee participated, and (ii) provide or cause its Affiliates to provide credit to each Continuing Employee or eligible spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable Company Party Benefit Plan during the relevant plan year up to and including the Closing to the same extent and for the same purpose as credited under such comparable Company Party Benefit Plan as if such amounts had been paid under such New Plan.

(d) Limitations. The Company Parties and Acquiror acknowledge and agree that all provisions contained in this Section 7.11 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer any third-party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any New Plan, Company Party Benefit Plan or other employee benefit plan, or shall limit the right of Acquiror or any of its Affiliates to amend, terminate or otherwise modify any New Plan, Company Party Benefit Plan or other employee benefit plan following the Closing Date.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain the PIPE Investment on the terms and subject to the conditions set forth in the Subscription Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company Parties of any communication between any Acquiror Party, on the one hand, and any Governmental

Authority, on the other hand, and the Company Parties shall promptly inform Acquiror of any communication between either Company Party, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. The Company Parties will pay all filing fees in connection with the HSR Act when due and such fees shall be deemed 50% BB Transaction Expenses and 50% Acquiror Transaction Expenses. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of either Company Party or any of their respective Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with each of the other Parties’ prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for BB (in the case of any Acquiror Party) or Acquiror (in the case of the Company Parties), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, BB, or, in the case of either Company Party, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, BB, or, in the case of either Company Party, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(b) Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the Acquiror Parties or Company Parties be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which either Company Party or its Subsidiaries is a party.

(c) During the Interim Period, Acquiror, on the one hand, and the Company Parties, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company Parties, any member of the Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group). Acquiror and the Company Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Acquiror shall, subject to and without limiting the covenants and agreements, and the rights of the Company Parties, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror settle or compromise any Transaction Litigation without the prior written consent of BB (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall either Company Party, any of their respective Subsidiaries or any of their respective Representatives settle or compromise any Transaction Litigation without Acquiror’s prior written consent.

Section 8.02 Registration Statement; Proxy Statement / Prospectus; Special Meeting.

(a) Registration Statement; Proxy Statement / Prospectus.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and each Company Party will reasonably cooperate (including causing each of their Subsidiaries and Representatives to reasonably cooperate) with Acquiror, and provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, in preliminary form, a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Acquiror with the SEC pursuant to which shares of Acquiror Class A Common Stock issuable in the Mergers will be registered with the SEC, which shall include a proxy statement in connection with the Transactions (the “Proxy Statement / Prospectus”) to be sent to the stockholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of BB, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement / Prospectus will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. Acquiror shall (I) file the definitive Proxy Statement / Prospectus with the SEC and (II) cause the Proxy Statement / Prospectus to be mailed to its stockholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Prior to filing with the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of the Proxy Statement / Prospectus and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement / Prospectus or such other document and will provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior consent of the Company Parties (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise BB promptly after it receives notice thereof, of: (A) the time when the Proxy

Statement / Prospectus has been filed; (B) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement / Prospectus; (E) any request by the SEC for amendment of the Proxy Statement / Prospectus; (F) any comments from the SEC relating to the Proxy Statement / Prospectus and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Acquiror Class A Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Proxy Statement / Prospectus as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by a Company Party to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of any such response and provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement / Prospectus containing such information. Each Company Party will provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, a Company Party discovers any information, event or circumstance relating to such Company Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Company Party shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. Each Company Party agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of such Company Party and its Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement / Prospectus. Each of Acquiror and each Company Party agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement / Prospectus or any other statement, filing, notice or application made by or on behalf of Acquiror, each Company Party, or their respective Affiliates to any regulatory authority (including the NYSE) in connection with the Transactions.

(b) Special Meeting.

(i) Acquiror will take, in accordance with applicable Law, NYSE rules and its Organizational Documents, all action necessary to duly convene and hold a meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement / Prospectus to the stockholders of Acquiror as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide stockholders of Acquiror with the opportunity to elect to effect a Acquiror Share Redemption. Acquiror may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or (z) Acquiror determines the payments for the Acquiror Share Redemption could reasonably be expected to cause the conditions in Section 9.03(d) to not be satisfied at the Closing. Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its stockholders proxies in favor of the Acquiror Stockholder Matters and shall include in the Proxy Statement / Prospectus the Acquiror Board Recommendation. Acquiror shall keep the Company Parties reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(ii) Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Acquiror Stockholder Matters, solely in response to an Acquiror Intervening Event, the Acquiror Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided, that the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (A) Acquiror delivers to the Company Parties a written notice (an “Acquiror Intervening Event Notice”) advising the Company Parties that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three-Business Day (instead of five-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror and its Representatives shall have negotiated in good faith with BB and its Representatives regarding any revisions or adjustments proposed by BB during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (C) if BB requested negotiations in accordance with the foregoing clause (B), Acquiror may make a Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that BB shall have, prior to the expiration of the five-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by Acquiror (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Section 8.03 Exclusivity.

(a) During the Interim Period, neither Company Party shall take, nor shall such Company Party permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving such Company Party or its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business), or any other transaction that would prohibit or delay the Transactions (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of such Company Party or any of its Subsidiaries (or any Affiliate or successor of such Company Party or any of its Subsidiaries). Each Company Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their respective members or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a “Alternate Business Combination Proposal”) other than with the Company Parties, their members and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.04 Tax Matters.

(a) Purchase Price Allocation. For purposes of determining the U.S. federal income tax consequences of the Transactions, the parties agree to use any reasonable allocation of values among the assets of the Company Parties that is selected by Acquiror after the Closing; provided, that any allocation of value among the assets of Myx (other than (x) allocation matters that would not affect the character of the gain recognized by the Myx Pre-Closing Holders in connection with the Myx Merger; or (y) an allocation that does not assign a value to any asset of Myx (other than goodwill and going concern value) that is in excess of the book value of such asset as of the Closing; which allocations shall not require any prior written consent of the Myx Representative) shall require the prior written consent of the Myx Representative (not to be unreasonably withheld, conditioned or delayed); and any dispute between Acquiror and the Myx Representative regarding such value allocation may, after good faith efforts to resolve such dispute, be referred by either Acquiror or the Myx Representative to an independent third-party accounting or valuation firm of national standing for prompt resolution (such firm to be agreed upon by Acquiror and the Myx Representative).

(b) Intended Tax Treatment.

(i) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Mergers (along with other relevant transactions) will qualify for the Intended Income Tax Treatment (and that any cash received by Myx Pre-Closing Holders in connection with the Mergers will be treated as having been received in a transaction described in Section 351(b) of the Code). Further, the Parties intend that no amounts or value delivered in respect of BB Common Units, Myx Class A Units, Myx Class B Units or Myx Class C Units in connection with the Transactions will be treated as compensation or wages for applicable tax purposes. The Parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 8.04(b)(i) and will not take any inconsistent position on any Tax Return or during the course of any Action, audit, or other similar proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Law) after making good faith efforts to defend the tax characterizations set forth in this Section 8.04(b)(i). Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.

(ii) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(iii) The Acquiror Parties and the Company Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by Acquiror. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(d) Certain Tax Matters.

(i) Notwithstanding anything herein to the contrary, (A) BB shall exercise its contractual rights under Section 22(g) of the Agreement and Plan of Merger, dated December 28, 2020, by and among Beachbody Holdings, Inc., BB and Carl Daikeler, to cause Beachbody Holdings, Inc., in connection with the filing of its final U.S. federal income Tax Return, to apply for relief pursuant to Rev. Proc. 2013-30 to confirm that Beachbody Holdings, Inc.’s election pursuant to Section 1362(a) of the Code was effective as of November 13, 1998; and (B) the Parties agree to take all actions necessary to cause Myx to have a valid election under Section 754 of the Code in effect in the taxable period that includes the Closing Date. Promptly after the Mergers and on the Closing Date, Acquiror shall cause the interests that it holds in the Surviving Myx Entity to be contributed to Beachbody, LLC such that the Surviving Myx Entity will become a disregarded entity of Beachbody, LLC and the taxable year of the Myx partnership will end on the Closing Date.

(ii) Following the Closing, the Myx Representative shall, at the expense of the Myx Pre-Closing Holders, prepare or cause to be prepared all Flow-Thru Income Tax Returns required to be filed after the Closing Date with respect to any taxable period ending on or prior to the Closing Date (“Pre-Closing Tax Period”). All such Tax Returns shall be prepared in a manner consistent with the past practices of Myx and its Subsidiaries, except as otherwise required by Law or as provided in this Agreement. At least 20 prior to the filing of any such Tax Return, the Myx Representative shall provide a draft copy of such Tax Return to Acquiror for its review and approval (not to be unreasonably withheld, conditioned or delayed). Acquiror shall (and shall cause its Affiliates to) reasonably cooperate with respect to filing any Tax Returns prepared by the Myx Representative pursuant to this Section 8.04(d)(ii).

(iii) Without the consent of the Myx Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise provide by this Agreement, Acquiror shall not (and shall cause its Affiliates, including the Surviving Myx Entity, to not) (A) amend, file, re-file or otherwise modify any Flow-Thru Income Tax Return relating for a Pre-Closing Tax Period in a manner that gives rise to a liability for which a Myx Pre-Closing Holder is responsible, (B) enter into any closing agreement with respect to a Flow-Thru Income Tax Return for any Pre-Closing Tax Period that would give rise to a liability for which a Myx Pre-Closing Holder is responsible, (C) settle any Tax claim or assessment relating to a Flow-Thru Income Tax Return for any Pre-Closing Tax Period that would give rise to a liability for which a Myx Pre-Closing Holder is responsible, or (D) except to the extent requested by any Governmental Authority in connection with any good faith discussions relating to any Tax claim or assessment, extend or waive the limitation period applicable to any Tax claim or assessment in respect of a Flow-Thru Income Tax Return with for any Pre-Closing Tax Period (provided, that the limitation included in this clause (D) shall only apply in situations where Myx Pre-Closing Holders would be responsible for all Losses arising from the applicable claim or assessment).

(iv) Acquiror shall deliver a written notice to the Myx Representative in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding in each case with respect to a Flow-Thru Income Tax Return for a Pre-Closing Tax Period for which any Myx Pre-Closing Holder would reasonably be expected to be liable (“Myx Tax Proceeding”) and shall describe in reasonable detail the facts surrounding such Myx Tax Proceeding that are known by Acquiror and the nature of the relief sought, if any (the “Myx Tax Claim Notice”). The Myx Representative shall have the right to elect to exercise, at the expense of the Myx Pre-Closing Holders, control over the handling, disposition, and settlement of any Myx Tax Proceeding for which the Myx Pre-Closing Holders will bear all relevant Losses arising from such Myx Tax Proceeding, by giving written notice to Acquiror within 30 days after delivery by Acquiror to the Myx Representative of the Myx Tax Claim Notice; provided, however, that (A) the Myx Representative shall keep Acquiror reasonably informed regarding the conduct of the any Tax proceeding it controls hereunder, (B) the Myx Representative shall not settle or compromise any Myx Tax Proceeding without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), and (C) Acquiror shall have the right, at its own expense, to reasonably participate in the defense of such Myx Tax Proceeding. For the avoidance of doubt, Acquiror shall be entitled to control any Tax audit or other proceeding with respect to Myx or its Affiliates that the Myx Representative is not entitled to control; provided, that with respect to any Myx Tax Proceeding that Acquiror controls, (x) Acquiror shall keep the Myx Representative reasonably informed regarding the conduct of the relevant proceeding, (y) Acquiror shall not settle or compromise such Myx Tax Proceeding in a manner that gives rise to any liability for which a Myx Pre-Closing Holder is responsible without the prior written consent of the Myx Representative (which consent shall not be unreasonably withheld, conditioned or delayed), and (z) the Myx Representative shall have the right, at its own expense (to the extent permitted by applicable Law), to reasonably participate in the defense of such Myx Tax Proceeding. With respect to any “imputed underpayment” or similar amount that is imposed with respect to Myx and will be paid by Acquiror or its Affiliates, the Myx Representative shall, and shall cause the other Myx Pre-Closing Holders to, reasonably cooperate with Acquiror to reduce the amount of such imputed underpayment or similar amount that will be borne by Acquiror of its Affiliates.

(v) For the avoidance of doubt, references to “Myx Pre-Closing Holders” in this Section 8.04 shall refer to such Persons in their capacity as such, and references to “liabilities for which Myx Pre-Closing Holders are responsible” shall not include references to liabilities for which Myx Pre-Closing Holders may indirectly bear the relevant liability by virtue of their ownership of equity interests in Acquiror.

(vi) Acquiror either has already made, or will within ten (10) days from the date of this Agreement make, a valid and timely entity classification election on IRS Form 8832 to treat BB Merger Sub as a corporation for U.S. federal income tax purposes, which election shall be effective as of the date that BB Merger Sub was organized under Delaware Law.

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. The Confidentiality Agreements shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. Each Company Party acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the BB Confidentiality Agreement and the Myx Confidentiality Agreement, as applicable).

(b) Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) BB, if the disclosing party is Acquiror or Myx, (B) Myx, if the disclosing party is Acquiror or BB, or (C) Acquiror, if the disclosing party is BB or Myx (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.05 or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor (including in connection with the PIPE Investment) or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by BB (after good faith consultation with Myx) and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which BB (in good faith consultation with Myx) shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. BB (after good faith consultation with Myx), Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Acquiror, BB, and solely with respect to Sections 9.01(a), (b), (c), and (e), Myx, to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) Stockholder Approval. Each of the Required Acquiror Stockholder Approval, the Required BB Member Approval and the Required Myx Member Approval shall have been obtained.

(d) PIPE Investment. The PIPE Investment (and the funding of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Subscription Agreements.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f) NYSE. The Acquiror Class A Common Stock shall be listed or have been approved for listing on NYSE, subject only to official notice of issuance thereof.

Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of BB and Myx contained in Section 4.01 (Corporate Organization of the Company Parties), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization), Section 4.07 (Capitalization of Subsidiaries) and solely with respect to BB, Section 4.26 (Proxy Statement / Prospectus; Information Provided) (collectively, the “Company Group Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.02(a)(i), only effects on the combined Company Group as a whole (including each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries) shall be considered.

(ii) The representations and warranties contained in Section 4.23 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; provided, that for the avoidance of doubt, the words “Company Material Adverse Effect” in Section 4.23 shall consider only effects on the combined Company Group as a whole (including each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries).

(iii) Each of the representations and warranties contained in Article IV (other than the Company Group Specified Representations and the representations and warranties contained in Section 4.23) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of determining whether the failure of a representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect for purposes of this Section 9.02(a)(iii), only effects on the combined Company Group as a whole (including each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries) shall be considered.

(b) Agreements and Covenants. The covenants and agreements of BB and Myx in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of BB or Myx shall only be deemed to have not been performed if BB or Myx, respectively, has materially breached such covenant or agreement and failed to cure within twenty (20) days after written notice of such breach has been delivered to BB or Myx (or if earlier, the Termination Date). For purposes of determining whether any covenant or agreement of BB or Myx, respectively, have been performed in all material respects, only effects on the combined Company Group as a whole (including each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries) shall be considered.

(c) Officer’s Certificate. BB shall have delivered to Acquiror a certificate signed by an officer of BB, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) BB Series A Election Notice. The BB Series A Election Notice shall remain in full force and effect.

Section 9.03 Additional Conditions to the Obligations of BB. The obligation of BB to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BB:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.11 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii) The representations and warranties of the Acquiror Parties contained in Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b), a covenant or agreement of the Acquiror Parties shall only be deemed to have not been performed if the Acquiror Parties have materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Acquiror (or if earlier, the Termination Date).

(c) Officer’s Certificate. Acquiror shall have delivered to BB a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $350,000,000.

Section 9.04 Additional Conditions to the Obligations of Myx. The obligation of Myx to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Myx:

(a) The covenants and agreements of BB and the Acquiror Parties contained in Section 8.04(b)(ii) shall have been performed by BB and the Acquiror Parties, except where the failure by BB or the Acquiror Parties to perform such covenants and agreements would not prevent the Myx Merger from qualifying as part of an exchange described in Section 351 of the Code;

(b) The representations and warranties of the Acquiror Parties contained in Section 5.10(i) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect; and

(c) Each of Acquiror and BB shall have delivered to Myx a certificate signed by an officer of Acquiror and BB (as applicable), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer of Acquiror (with respect to the performance of the Acquiror Parties) and BB (with respect to the performance of BB), the condition specified in Section 9.04(a) has been fulfilled, and Acquiror shall have delivered to Myx a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer of Acquiror, the condition specified in Section 9.04(b) has been fulfilled.

Section 9.05 Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of Acquiror and BB;

(b) by either Acquiror or BB, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by Acquiror, BB or Myx, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on August 10, 2021 (the “Termination Date”); provided, that the Termination Date shall be automatically extended for an additional 60 days to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority or NYSE (including any specific request from any Governmental Authority or NYSE to delay filings or for additional time to review the Transactions) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transactions or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy the condition set forth in Section 9.01(b); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such times;

(d) by either Acquiror or BB, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof);

(e) by Acquiror, if BB has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a), Section 9.02(b), or Section 9.04 to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by BB before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(f) by BB, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by such Acquiror Party, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from BB of such breach or failure to perform; provided, that BB shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreements, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, Acquiror and BB may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each Acquiror Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of Acquiror or BB to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to any Acquiror Party prior to the Closing, or to Acquiror after the Effective Time:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Attention: Keith L. Horn

Telephone: (201) 988-1467

E-mail: khorn@loringcapitaladvisors.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Telephone: (310) 552-4355

Attention: Monica J. Shilling, P.C.

Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP

1601 Elm Street

Dallas, TX 75201

Telephone: (214) 972-1770

Attention: Michael Considine, P.C.

Email: mpconsidine@kirkland.com

(b) If to BB prior to the Closing, or to the Surviving Entities after the Effective Time, to:

The Beachbody Company Group, LLC

3301 Exposition Boulevard

Santa Monica, CA 90404

Attn: Jonathan Gelfand

E-mail: jgelfand@beachbody.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Justin Hamill, Steven Stokdyk

Email: justin.hamill@lw.com, steven.stokdyk@lw.com

and

Cozen O’Connor PC

One Liberty Place

1650 Market Street Suite 2800

Philadelphia, PA 19103

Attention: Michael J. Heller

Email: mheller@cozen.com

(c) If to Myx prior to the Closing, to:

Myx Fitness Holdings, LLC

19 West Elm Street

Greenwich, CT 06830

Attn: James Walker, Vice Chairman

E-mail: jwalker@palmventures.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33330

Attn: Matthew W. Miller

Email: millerma@gtlaw.com

(d) If to the Myx Representative prior to Closing or after the Effective Time, to:

Myx Brands Holdings, LLC

19 West Elm Street

Greenwich, CT 06830

Attn: Jason Woody

E-mail: jwoody@palmventures.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33330

Attn: Matthew W. Miller

Email: millerma@gtlaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of BB, Myx and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, the Surviving Acquiror Entity shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses and all BB Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Non-Disclosure Agreement, by and between BB and Acquiror (as amended, modified or supplemented from time to time, the “BB Confidentiality Agreement”), and the Confidentiality Agreement, by and between Myx and Acquiror (as amended, modified or supplemented from time to time, the “Myx Confidentiality Agreement,” together with the BB Confidentiality Agreement, the “Confidentiality Agreements”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreements.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Acquiror and BB shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Acquiror nor BB, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror Parties or Company Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company Parties in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the Acquiror Parties; (d) except for the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

FOREST ROAD ACQUISITION CORP.

By:	/s/ Keith L. Horn
Name:	Keith L. Horn
Title:	Chief Executive Officer

BB MERGER SUB, LLC

By:	/s/ Keith L. Horn
Name:	Keith L. Horn
Title:	Chief Executive Officer

MFH MERGER SUB, LLC

By:	/s/ Keith L. Horn
Name:	Keith L. Horn
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

THE BEACHBODY COMPANY GROUP, LLC

By:	/s/ Carl Daikeler
Name:	Carl Daikeler
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

MYX FITNESS HOLDINGS, LLC

By:	/s/ James Walker
Name:	James Walker
Title:	Vice Chairman

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Acquiror Charter

[See attached.]

Exhibit A to Agreement and Plan of Merger

Exhibit B

Form of Acquiror Bylaws

[See attached.]

Exhibit B to Agreement and Plan of Merger

Exhibit C

Form of Registration Rights Agreement

[See attached.]

Exhibit C to Agreement and Plan of Merger

Exhibit D

Form of BB Certificate of Merger

[See attached.]

Exhibit D to Agreement and Plan of Merger

Exhibit E

Form of Myx Certificate of Merger

[See attached.]

Exhibit E to Agreement and Plan of Merger

Exhibit F

Form of Acquiror Certificate of Merger

[See attached.]

Exhibit F to Agreement and Plan of Merger

Exhibit G

Form of Incentive Equity Plan

[See attached.]

Exhibit G to Agreement and Plan of Merger

Exhibit H

Form of ESPP

[See attached.]

Exhibit H to Agreement and Plan of Merger